EXHIBIT (b)(1)
15 SEPTEMBER 2008
TERM CREDIT FACILITY
for
GETINGE AB (publ)
with
SKANDINAVISKA ENSKILDA BANKEN AB (publ)
as Lender
USD 865,000,000

EXHIBIT (b)(1)

THIS AGREEMENT is dated 15 September 2008
BETWEEN:
(1)	GETINGE AB (publ), Reg No. 556408-5032 as borrower (the Company); and

(2)	SKANDINAVISKA ENSKILDA BANKEN AB (publ) as lender (the Lender).
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	Definitions
In this Agreement:
Acquisition means the acquisition by the Company of the Target Company on the terms of the Acquisition Documents.
Acquisition Consideration means the purchase price paid under the Merger Agreement.
Acquisition Costs means the costs and expenses incurred by the Company or any other member of the Group in connection with the Acquisition.
Acquisition Documents means the Offer, the Merger Agreement and any other document designated as such by the Lender and the Company.
Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.
Authorised Signatory means, in relation to the Company, any person who is duly authorised (in such manner as may be reasonably acceptable to the Lender) and in respect of whom the Lender has received a certificate signed by a director or another Authorised Signatory of the Company setting out the name and signature of such person and confirming such person’s authority to act.
Availability Period means the period from and including the date of this Agreement to and including the Final Closing Date.
Break Costs means the amount (if any) which the Lender is entitled to receive under this Agreement as compensation if any part of a Loan or overdue amount is prepaid, as further described in Clause 22.3 (Break Costs).
Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in New York and Stockholm.
Certain Funds Period means the period beginning on the date of this Agreement and ending on the earliest to occur of:
(a)	the termination of the Merger Agreement and the abandoning of the transactions contemplated thereby;

(b)	the Final Closing Date; or

(c)	twelve (12) months from the date of the Merger Agreement.

Commitment means USD 865,000,000, to the extent not transferred, cancelled or reduced under this Agreement.
Compliance Certificate means a certificate substantially in the form of Schedule 7 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenant.
Confidentiality Undertaking means a confidentiality undertaking in the standard form from time to time of the Loan Market Association or in such other form as may be agreed between the Company and the Lender.
Consolidated Total Assets means from time to time the total assets of the Group as stated in the most recent consolidated financial statements of the Group.
Default means:
(a)	an Event of Default; or

(b)	an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.
Encumbrance means:
(a)	a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person;

(b)	any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person; or

(c)	any other type of preferential arrangement (including any title transfer and any retention arrangement) having a similar effect.
Environmental Claim means any claim, proceedings or investigation by any person pursuant to any Environmental Law.
Environmental Law means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environmental or harm to or the protection of human health or the health of animals or plants.
Environmental Permits means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.
Equity Issue means an issue of new shares in the Company to its present shareholders (Sw. företrädesemission) with a view to raising the Equity Issue Proceeds.
Equity Issue Guarantor means the Significant Shareholder.
Equity Issue Guarantee means the guarantee issued by the Equity Issue Guarantor in favour of the Company to vote for the Equity Issue and to subscribe and pay for (i) the shares in the Company to which the Equity Issue Guarantor is entitled under the Equity Issue and (ii) such further shares in the Company issued in connection with the Equity Issue that are not subscribed for by other shareholders of the Company.

Equity Issue Proceeds mean the proceeds from the Equity Issue, after costs, in an amount of at least SEK 800,000,000 or such higher amount that might be required to ensure that the Company after the application of such proceeds together with other refinancing alternatives decreases the outstanding amount of the Loans to USD 515,000,000 – 530,000,000.
Excluded Net Proceeds means (i) any consideration received in cash by any member or members of the Group in respect of a disposal made in the ordinary course of business of the disposing entity, (ii) any consideration received in cash which, as soon as possible, but in any event within 180 days of receipt, is applied for replacement or reinvestment in the business of the Group or (iii) any consideration received in cash which do not exceed SEK 100,000,000 (or its equivalent in any other currency) in aggregate during any financial year of the Company.
Event of Default means an event specified as such in Clause 19 (Default).
Facility means the term credit facility made available under this Agreement.
Facility Office means the office(s) notified by the Lender to the Company:
(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,
as the office(s) through which it will perform its obligations under this Agreement.
Finance Document means:
(a)	this Agreement;

(b)	a Transfer Certificate; or

(c)	any other document designated as such by the Lender and the Company.
Financial Indebtedness means any indebtedness for or in respect of:
(a)	Indebtedness for Borrowed Money;

(b)	any documentary credit facility;

(c)	any interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination thereof or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and the amount of the Financial Indebtedness in relation to any such transaction shall be calculated by reference to the mark-to-market valuation of such transaction at the relevant time); and

(d)	any guarantee, indemnity, bond, standby letter of credit or any other instrument issued in connection with the performance of any contract or other obligation.
Final Closing Date means the date when the Company completes the Acquisition in full.
Group means the Company and its Subsidiaries from time to time.
Holding Company of any other person, means a company in respect of which that other person is a Subsidiary.

Increased Cost means:
(a)	an additional or increased cost;

(b)	a reduction in the rate of return under a Finance Document or on its overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document, which is incurred or suffered by the Lender or any of its Affiliates but only to the extent attributable to the Lender having entered into any Finance Document or funding or performing its obligations under any Finance Document.
Indebtedness for Borrowed Money means (without duplication) any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would be treated as a finance or capital lease;

(e)	the amount of any liability in respect of any advance or deferred purchase agreement if one of the primary reasons for entering into such agreement is to raise finance;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; or

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
Unless the context otherwise requires, when used with respect to the Company or any Subsidiary, the term Indebtedness for Borrowed Money shall exclude Indebtedness for Borrowed Money of the Company or such Subsidiary owing to the Company or any wholly-owned Subsidiary.
Interest Payment Date means the last day of the Interest Period of a Loan.
Interest Period means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.
Initial Closing Date means the date when the first Request is made to fund a portion of the purchase price of the Acquisition and the Acquisition Costs, after which the Company shall have acquired aggregate shares of the Target Company representing at least 50 per cent plus one share of the Target Company’s total issued and outstanding capital stock.

Lender’s Overnight Offered Rate means the overnight offered rate of the Lender for deposits in USD.
LIBOR means for an Interest Period of any Loan or overdue amount:
(a)	the Screen Rate; or

(b)	if no Screen Rate is available for the relevant Interest Period of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Lender at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in USD for a period comparable to that Interest Period.
Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.
Major Breach means:
(a)	Claims pari passu (Clause 18.5);

(b)	Negative pledge (Clause 18.6);

(c)	Disposals (Clause 18.8);

(d)	Subsidiary Indebtedness for Borrowed Money (Clause 18.10);

(e)	Offer Indemnity (Clause 18.14);

(f)	Proxy Statement (Clause 18.15); or

(g)	Merger Completion (Clause 18.17).
Major Default means:
(a)	Failure to pay (Clause 19.2);

(b)	breach of obligations insofar as it relates to a Major Breach;

(c)	misrepresentation insofar as it relates to a Major Representation;

(d)	Insolvency and rescheduling (Clause 19.7)

(e)	Winding-up (Clause 19.8); or

(f)	Illegality (Clause 19.13).
Major Representation means:
(a)	Status (Clause 15.2);

(b)	Governing law and judgments (Clause 15.3); or

(c)	Binding obligations (Clause 15.4).

Mandate Letter means the mandate letter between the Company and Merchant Banking, Skandinaviska Enskilda Banken AB (publ) dated 9 September, 2008 on the terms of which Merchant Banking, Skandinaviska Enskilda Banken AB (publ) was appointed to arrange the Facility.
Mandatory Cost means the cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Lender in accordance with Schedule 3 (Calculation of the Mandatory Cost).
Margin means 0.60 per cent. per annum from the date of this Agreement until and including the date falling twelve months thereafter and 0.90 per cent. thereafter until and including the Termination Date.
Material Adverse Effect means a material adverse effect on:
(a)	the business, operations, property or condition (financial or otherwise) of the Group taken as a whole;

(b)	the ability of the Company to perform its obligations under this Agreement; or

(c)	the validity or enforceability of this Agreement or the rights or remedies of the Lender hereunder.
Material Subsidiary means from time to time those Subsidiaries set forth in the then most recent Compliance Certificate. Such Subsidiaries shall in all cases include at least the ten largest Subsidiaries and the Net Total Assets of all such Subsidiaries in aggregate shall represent not less than 50 per cent. of Consolidated Total Assets. Compliance with this condition shall be determined by reference to the latest financial statements of such Subsidiary and the latest consolidated financial statements of the Company (as applicable).
Merger Agreement means an agreement and plan of merger which may be entered into in connection with the Acquisition.
Net Proceeds means, in respect of a disposal, the consideration received in cash by any member or members of the Group in respect of the disposal to any person who is not a member of the Group of all or any part of its business, undertaking or assets except for Excluded Net Proceeds net of all Taxes applicable on, or to any gain resulting from, the disposal and net of all reasonable costs, fees or expenses incurred by continuing members of the Group in arranging and effecting that disposal.
Net Total Assets of a Subsidiary means from time to time the net total assets (excluding intra-group items) of such Subsidiary as stated in the then most recent financial statements of such Subsidiary.
Offer means the public offer by the Company for all shares in the Target Company.
Original Financial Statements means the audited consolidated financial statements of the Company for the year ended 31 December 2007.
Party means a party to this Agreement.
Permitted Encumbrance means any encumbrance permitted by Clause 18.6 (Negative pledge).
Rate Fixing Day means the second Business Day before the first day of an Interest Period for a Loan or such other day as the Lender determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Reference Accounting Principles means IFRS or other accounting principles generally applied in Sweden as at the date of this Agreement.
Reference Banks means the Lender, Barclays Bank PLC, Danske Bank A/S or any other bank or financial institution appointed as such by the Lender and the Company under this Agreement.
Repeating Representations means the representations which are deemed to be repeated under this Agreement in accordance with Clause 15 (Representations).
Request means a request for a Loan, substantially in the form of Part I of Schedule 2 (Form of Request).
Screen Rate means the British Bankers Association Interest Settlement Rate (if any) for USD and for the relevant Interest Period displayed on the appropriate page of the Reuters screen selected by the Lender. If the relevant page is replaced or the service ceases to be available, the Lender (after consultation with the Company) may specify another page or service displaying the appropriate rate.
Selection Notice means a notice substantially in the form of Part II of Schedule 2 (Form of Request and Selection Notice) given in accordance with Clause 9 (Interest Periods).
Significant Shareholder means Mr Carl Bennet, being as at the date of this Agreement the direct or indirect holder of approximately 48 per cent. of the voting capital of the Company, together with:
(a)	any person (other than an individual) directly or indirectly controlled by Mr Bennet; and

(b)	any spouse, child, parent, brother or sister of Mr Bennet.
Stockholm Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Stockholm.
Subsidiary means a subsidiary within the meaning of the Swedish Companies Act 2005:551.
Sweden means the Kingdom of Sweden.
Swedish Kronor or SEK means the currency for the time being of Sweden.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
Tax Payment means a payment made by the Company to the Lender in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.
Target Company means Datascope Corporation.
Termination Date means, subject to Clause 7.11 (Extension option), twelve (12) months from the date of this Agreement.
Transfer Certificate means a certificate, substantially in the form of Schedule 4 (Form of Transfer Certificate), with such amendments as the Lender may approve or reasonably require or any other form agreed between the Lender and the Company.

U.S. Dollars or USD means the currency for the time being of the United States of America.
Utilisation Date means a date on which a Loan is, or is to be, advanced under the Facility.
1.2	Construction
(a)	In this Agreement, unless the contrary intention appears, a reference to:
(i)	an amendment includes a supplement, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)	know your customer requirements are the identification checks that the Lender requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	a Default being outstanding means that it has not been remedied or waived;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiii)	a person includes its successors in title, permitted assigns and permitted transferees;

(xiv)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xv)	a time of day is a reference to Stockholm time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:
(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.
(c)	Unless the contrary intention appears:
(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a reference to a Subsidiary shall mean a reference to a Subsidiary of the Company;

(iii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iv)	any obligation of the Company under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of the Company is or may be outstanding under the Finance Documents.
(d)	The headings in this Agreement do not affect its interpretation.
2.	FACILITY

2.1	Credit Facility
Subject to the terms of this Agreement, the Lender makes available to the Company a term credit facility in an aggregate amount equal to the Commitment.
3.	PURPOSE

3.1	Loans
The Company shall apply all amounts borrowed by it under the Facility towards payment of the Acquisition Consideration and the Acquisition Costs.
3.2	No obligation to monitor
The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents
A Request may not be given until the Lender has received all of the documents and evidence set out in Schedule 1 (Conditions precedent documents) in form and substance satisfactory to it. The Lender shall notify the Company promptly upon being so satisfied.
4.2	Further conditions precedent
The obligations of the Lender to advance any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:
(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default is outstanding or would result from the Loan.
4.3	Maximum number
Unless the Lender agrees, a Request may not be given if, as a result, there would be more than three Loans outstanding.
4.4	Certain Funds
(a)	Notwithstanding any term of this Agreement, during the Certain Funds Period the Lender is not entitled to:
(i)	refuse to make available any Loan;

(ii)	cancel the Commitment;

(iii)	exercise any right of rescission, set-off or counter-claim or similar right or remedy which it may have in relation to any Loan; or

(iv)	accelerate or cause repayment of any Loan,
except as provided below in this Subclause.
(b)	Paragraph (a) does not apply if the entitlement arises because:
(i)	the Company has not delivered all of the documents required under Clause 4.1 (Conditions precedent documents) and no waiver has been obtained in respect thereof;

(ii)	a Major Default is continuing or will result from the making of the Loan in so far as such Major Default has a Material Adverse Effect; or

(iii)	it is unlawful for the Lender to fund or make available the Loan.
(c)	Nothing in this Subclause will affect the rights of the Lender in respect of any continuing Default upon expiry of the Certain Funds Period irrespective of whether that Default occurred during the Certain Funds Period or not.

5.	UTILISATION

5.1	Giving of Requests
(a)	The Company may borrow a Loan by giving to the Lender a duly completed Request.

(b)	Unless the Lender otherwise agrees, the latest time for receipt by the Lender of a duly completed Request is 09.30 a.m. two Business Days before the Utilisation Date for the proposed borrowing.

(c)	Each Request is irrevocable.
5.2	Completion of Requests
A Request for a Loan will not be regarded as having been duly completed unless:
(a)	the Utilisation Date is a Business Day falling within the Availability Period; and

(b)	the proposed Interest Period complies with Clause 9 (Interest Periods).
Only one Loan may be requested in a Request.

5.3	Advance of Loan
(a)	The Lender is not obliged to make a Loan if, as a result, the Loans would exceed the Commitment.

(b)	If the conditions set out in this Agreement have been met, the Lender shall make each Loan available on the Utilisation Date through its Facility Office.
6.	REPAYMENT
The Company must repay each Loan in full on the Termination Date.
7.	PREPAYMENT AND CANCELLATION

7.1	Mandatory prepayment — illegality
(a)	The Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for the Lender to perform any of its obligations under a Finance Document or to fund or maintain any Loan.

(b)	After notification under paragraph (a) above:
(i)	the Company must repay or prepay the Lender each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitment will be immediately cancelled.
(c)	The date for repayment or prepayment of the Loan will be:
(i)	the Business Day following receipt by the Company of notice from the Lender under paragraph (a) above; or

(ii)	if later, the latest date allowed by the relevant law.
7.2	Mandatory prepayment — change of control
(a)	If
(i)	any person (other than the Significant Shareholder), or group of other persons (not including the Significant Shareholder) acting in concert, obtains control of the Company; or

(ii)	the Significant Shareholder reduces its ownership of voting capital in the Company below 10 per cent;
then the Company shall immediately notify the Lender of that occurrence.
For this purpose:
acting in concert means acting together pursuant to an agreement or understanding (whether formal or informal); and

control means the power to direct the management (including, for the avoidance of doubt, the board of directors) and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.
(b)	After notification under paragraph (a) above, the Parties shall enter into discussions for a period of not more than 30 days with a view to agreeing terms and conditions acceptable to the Company and all the Lenders for continuing the Facility.

(c)	If no agreement is reached under paragraph (b) above, the Lender may within 21 days of the end of that period of 30 days, by notice to the Company:
(i)	cancel the Commitment; and

(ii)	declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents to it, to be immediately due and payable.
Any such notice will take effect in accordance with its terms.
(d)	This Clause 7.2 does not apply as a result of the subscription of shares under the Equity Issue.
7.3	Equity Issue Proceeds
The Company shall ensure that the Equity Issue Proceeds are applied on the next Interest Payment Date for a Loan following receipt of such proceeds in prepayment of the Loans.
7.4	Mandatory prepayment — disposals
(a)	If any member of the Group receives any Net Proceeds in respect of the disposal of any of the assets, business or undertaking of any member of the Group, the Company shall notify the Lender of the receipt within 10 Business Days after the receipt and shall apply, or shall procure that there is applied, an amount equal to the Net Proceeds of such disposal in or towards prepayment of the Loans in accordance with this Clause 7.4.

(b)	Any prepayment under this sub-clause must be made on or before the Interest Payment Date of the Loan(s) to be prepaid current at the time the relevant Net Proceeds were received.

(c)	If any amount is required to be applied in mandatory prepayment pursuant to this Clause 7.4, but, in order to be so applied, moneys need to be up-streamed or otherwise transferred from one member of the Group to another member of the Group to effect such prepayment and the payment of any such amounts between such members of the Group would be in breach of a financial assistance prohibition or other legal restriction or could lead to that any member of the Group would incur any substantial cost or suffer any substantial loss (also in respect of Tax) in each case as demonstrated to the reasonable satisfaction of the Lender, then:
(i)	such prepayment shall not be required to be made until such time as that prohibition or restriction no longer applies or the risk for a substantial cots or loss has been overcome; and

(ii)	the Company shall, and shall cause its respective Subsidiaries to, use reasonable endeavours to overcome such prohibition or restriction or the risk for a substantial cots or loss.

7.5	Mandatory prepayment — financing
(a)	If any member of the Group raises any new financing in the loan or capital markets the Company shall notify the Lender within 10 Business Days after the receipt of such financing and shall (if so requested in writing by the Lenders), apply, or shall procure that there is applied, an amount equal to such exceeding amount of financing in or towards prepayment of the Loans.

(b)	Borrowings under facilities made available to a member of the Group and existing on the date of this Agreement, borrowings in the form of issuance of commercial papers and borrowings under any overdraft facilities incurred by any member of the Group in its ordinary course of business after the date of this Agreement shall not be applied in the prepayment of Loans.

(c)	Any prepayment under this sub-clause must be made on or before the Interest Payment Date of the Loan(s) to be prepaid current at the time the relevant financing was received.
7.6	Automatic cancellation
The Commitment will be automatically cancelled at the close of business on the last day of the Availability Period to the extent undrawn at that time.
7.7	Voluntary cancellation
The Company may, if it gives the Lender not less than five Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 10,000,000) of the Facility.
7.8	Voluntary prepayment
The Company may, if it gives the Lender not less than ten Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of USD 10,000,000).
7.9	Right of repayment and cancellation
(a)	If:
(i)	any sum payable to the Lender by the Company is required to be increased under Clause 11.2 (Tax gross-up); or

(ii)	the Lender claims indemnification from the Company under Clause11.3 (Tax indemnity) or Clause 12.1 (Increased Costs), the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Lender notice of cancellation of the Commitment and/or its intention to procure the repayment of the Loans.
(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), the Company shall repay the Loan.

7.10	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Company may not reborrow any part of a Loan which is prepaid or repaid.

(d)	The Company shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

7.11	Extension option
(a)	The Company may by notice to the Lender no later than 30 days before the Termination Date extend the Termination Date for a further period of six months.

(b)	The extension notice is irrevocable.
8.	INTEREST

8.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum equal to the aggregate of the applicable:
(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost.
8.2	Payment of interest
Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on each Loan made to it on its Interest Payment Date and also, if the Interest Period is longer than six months, on the dates falling at six-monthly intervals after the first day of that Interest Period.
8.3	Interest on overdue amounts
(a)	If the Company fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Lender pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Lender to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Lender may (acting reasonably):
(A)	select successive Interest Periods of any duration of up to three months; and

(B)	determine the appropriate Rate Fixing Day for that Interest Period.
(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Interest Period, then:
(i)	the first Interest Period for that overdue amount will be the unexpired portion of that Interest Period; and

(ii)	the rate of interest on the overdue amount for that first Interest Period will be one per cent. per annum above the rate then payable on that Loan.
After the expiry of the first Interest Period for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Interest Periods but will remain immediately due and payable.
8.4	Notification of rates of interest
The Lender must promptly notify the Company of the determination of a rate of interest under this Agreement.
9.	INTEREST PERIODS

9.1	Selection
(a)	The Company may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice delivered not later than 09.30 a.m. two Business Days prior to the last day of the existing Interest Period.

(b)	If the Company fails to deliver a Selection Notice to the Lender, the relevant Interest Period will be one month.

(c)	Subject to this Clause 9, the Company may select an Interest Period of one, two, three or six months or any other period agreed between the Company and the Lender.

(d)	An Interest Period for a Loan shall not extend beyond the Termination Date. The Company may select an Interest Period of less than one month ending on the Termination Date.

(e)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
9.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
9.3	Consolidation of Loans
If two or more Interest Periods end on the same date, those Loans will, unless the Company specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan, on the last day of the Interest Period.
10.	MARKET DISRUPTION

10.1	Failure of a Reference Bank to supply a rate
If LIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, LIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

10.2	Market disruption
(a)	In this Clause, each of the following events is a market disruption event:
(i)	LIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Rate Fixing Day; or

(ii)	the Lender’s cost of obtaining matching deposits in the relevant interbank market is in excess of LIBOR for the relevant Interest Period.
(b)	The Lender must promptly notify the Company of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on the affected Loan for the relevant Interest Period will be the aggregate of the applicable:
(i)	Margin;

(ii)	rate notified to the Company as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select acting in good faith; and

(iii)	Mandatory Cost.
10.3	Alternative basis of interest or funding
(a)	If a market disruption event occurs and the Lender or the Company so requires, the Company and the Lender must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.
11.	TAXES

11.1	General
In this Clause Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).
11.2	Tax gross-up
(a)	The Company must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If the Company is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Lender.

(c)	If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Company is required to make a Tax Deduction, it must make the minimum Tax Deduction and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Lender evidence satisfactory to the Lender (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.
11.3	Tax indemnity
(a)	Except as provided below, the Company must indemnify the Lender against any loss or liability which the Lender (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by it for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply:
(i)	to the extent a loss or liability is compensated for by an increased payment under Clause 11.2 (Tax gross-up); or

(ii)	to any Tax assessed on the Lender under the laws of the jurisdiction in which:

(A)	the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable by the Lender. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.
(c)	The Lender making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.
11.4	Tax Credit
If the Company makes a Tax Payment and the Lender (in its absolute discretion) determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	it has used and retained that Tax Credit,
the Lender must pay an amount to the Company which the Lender determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been made by the Company.
11.5	Stamp taxes
The Company must pay and indemnify the Lender against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into of a Transfer Certificate.

11.6	Value added taxes
(a)	Any amount (including costs and expenses) payable under a Finance Document by the Company is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Company must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	The obligation of the Company under paragraph (a) above will be reduced to the extent that the Lender is entitled to repayment or a credit in respect of the relevant Tax.
12.	INCREASED COSTS

12.1	Increased Costs
Except as provided below in this Clause, the Company must pay to the Lender the amount of any Increased Cost incurred by the Lender or any of its Affiliates as a result of:
(a)	the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or

(b)	compliance with any law or regulation,
made after the date of this Agreement.
12.2	Exceptions
The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:
(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	a tax on the overall net income of the Lender or any of its Affiliates;

(c)	attributable to the Lender or its Affiliate wilfully failing to comply with any law or regulation; or

(d)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government regulator, the Lender or any of its Affiliates).
12.3	Claims
(a)	If the Lender intends to make a claim for an Increased Cost, the Lender must notify the Company promptly of the circumstances giving rise to, and certify the amount of, the claim.

(b)	The Lender shall provide a certificate confirming the amount of its Increased Cost.

13.	MITIGATION

13.1	Mitigation
(a)	The Lender must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:
(i)	any Tax Payment or Increased Cost being payable to the Lender;

(ii)	the Lender being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	the Lender incurring any cost of complying with the minimum reserve requirements of the European Central Bank, including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.
(b)	The Company must indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of any step taken by it under this Subclause.

(c)	The Lender is not obliged to take any step under this Subclause if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.
13.2	Conduct of business by the Lender
No term of this Agreement will:
(a)	interfere with the right of the Lender to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.
14.	PAYMENTS

14.1	Place
Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by the Company under the Finance Documents must be made to the Lender to its account at such office or bank in the principal financial centre of the country of the relevant currency or as it may notify to the Company for this purpose by not less than five Business Days’ prior notice.
14.2	Funds
Payments under the Finance Documents to the Lender must be made for value on the due date at such times and in such funds as the Lender may specify to the Company as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

14.3	Currency
(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in USD.
14.4	No set-off or counterclaim
All payments made by the Company under the Finance Documents must be made without set-off or counterclaim.
14.5	Business Days
(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Lender determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.
14.6	Partial payments
(a)	If the Lender receives a payment insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Lender must apply that payment towards the obligations of the Company under the Finance Documents in the following order:
(i)	first, in or towards payment of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(ii)	secondly, in or towards payment of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment of any other sum due but unpaid under the Finance Documents.
(b)	This Subclause will override any appropriation made by the Company.

14.7	Timing of payments
If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.
15.	REPRESENTATIONS

15.1	Representations
The representations set out in this Clause are made to the Lender by the Company in respect of itself and in respect of each other member of the Group.
15.2	Status
It is a corporation duly organised under the laws of the jurisdiction of its incorporation.
15.3	Governing law and judgments
In any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document, the choice of Swedish law as the governing law of that Finance Document and any judgment obtained in Sweden will be recognised and enforced subject to such legal reservations normally contained in a legal opinion.
15.4	Binding obligations
The obligations expressed to be assumed by it in each Finance Document are legal and valid obligations binding on it and enforceable against it in accordance with its terms subject to any qualifications as to matters of law normally contained in a legal opinion.
15.5	Execution of each Finance Document
Its execution of each Finance Document and its exercise of its rights and performance of its obligations under each Finance Document do not and will not:
(a)	conflict with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets to an extent or in a manner which might have a Material Adverse Effect;

(b)	conflict with its constitutive documents; or

(c)	conflict with any applicable law.
It has the power to enter into each Finance Document and all corporate and other action required to authorise the execution of each Finance Document and the performance of its obligations under each Finance Document has been duly taken.
15.6	No defaults
Neither the Company nor any Material Subsidiary is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a Material Adverse Effect and no Default has occurred.

15.7	No material proceedings
No action or administrative proceeding of or before any court or agency which is reasonably likely to have a Material Adverse Effect has been started or, to the best of its knowledge, threatened.
15.8	Audited financial statements
The most recent audited consolidated financial statements of the Company:
(a)	were prepared in accordance with generally accepted accounting principles, standards and practices as in effect from time to time in Sweden; and

(b)	save as disclosed therein, give a true and fair view of the financial condition and operations of the Group during the relevant financial year.
15.9	No material adverse change
On the date of this Agreement, there has been no material adverse change in the business or financial condition of the Company, any Material Subsidiary or the Group as a whole since the date as at which the Original Financial Statements were stated to be prepared.
15.10	Written information
All written information supplied by any member of the Group to the Lender is true, complete and accurate in all material aspects as at the date it was given and is not misleading in any respect.
15.11	Claims pari passu
Under the laws of its jurisdiction of incorporation in force at the date hereof, the claims of the Lender against it under this Agreement will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.
15.12	No filing or stamp taxes
Under the laws of its jurisdiction of incorporation in force at the date hereof, it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Agreement.
15.13	Encumbrances
Save for Permitted Encumbrances, no Encumbrance exists over all or any of the present or future revenues or assets of any member of the Group.
15.14	No deduction or withholding
Under the laws of its jurisdiction of incorporation in force at the date hereof, it will not be required to make any deduction or withholding from any payment it may make hereunder.
15.15	Environmental compliance
To the best of the Company’s knowledge and belief, each member of the Group has duly performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.
15.16	Environmental claims
No Environmental Claims has been commenced or (to the best of the Company’s knowledge and belief) is threatened against any member of the Group where such claim would be reasonably likely, if determined against such member of the Group, to have a Material Adverse Effect.
15.17	Material Subsidiaries
At the relevant testing date of each Compliance Certificate delivered as set forth in Clause 16.4 (Compliance Certificate), the Net Total Assets set out in such Compliance Certificate of all Material Subsidiaries in aggregate represent not less than 50 per cent. of Consolidated Total Assets at that time and each of the ten largest Subsidiaries of the Company at the time of the relevant testing date of each Compliance Certificate is a Material Subsidiary at that time.
15.18	Times for making representations
(a)	The representations set out in this Clause are made by the Company on the date of this Agreement.

(b)	Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by the Company on the date of each Request and on the first day of each Interest Period.

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.
16.	INFORMATION COVENANTS

16.1	Annual statements
The Company shall as soon as the same become available, but in any event within 120 days after the end of each of its financial years, deliver to the Lender its consolidated financial statements for such financial year, audited by an internationally recognised firm of independent auditors licensed to practise in Sweden.
16.2	Interim reports
The Company shall as soon as the same become available, but in any event within 60 days after the end of each quarter, deliver to the Lender its consolidated financial statements for the period commencing from the end of the last financial year and ending with such quarter.
16.3	Requirements as to the financial statements
(a)	The Company shall ensure that each set of financial statements delivered by it pursuant to this Clause is certified by an Authorised Signatory of the Company as giving a true and fair view of the Group’s financial condition as at the end of the period to which those financial statements related and of the results of the Group’s operations during such period.

(b)	Subject to paragraphs (c) to (e) below, all financial statements produced by the Company are to be produced on the basis of the Reference Accounting Principles.

(c)	The Company must notify the Lender if it wishes or is required to make any change to the manner in which its consolidated financial statements are prepared from the Reference Accounting Principles.

(d)	If requested by the Lender (acting reasonably), the Company must supply to the Lender:
(i)	a full description of any change notified under paragraph (c) above; and

(ii)	sufficient information to enable the Lender to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Lender under this Agreement and prepared in accordance with the provisions of this Clause 16.3.
(e)	If requested by the Lender or the Company, the Lender and the Company must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Lender in the same position as they would have been in if the change referred to in paragraph (c) above had not happened.

(f)	If no agreement is reached under paragraph (e) above on the required amendments to this Agreement, the Company must supply with each set of its financial statements another set of its financial statements prepared on the basis of the Reference Accounting Principles and those other financial statements will be used for the purposes of testing the financial covenant under Clause 17 (Financial covenant).
16.4	Compliance Certificate
The Company shall ensure that each set of its financial statements delivered by it pursuant to Clause 16.1 (Annual statements) and Clause 16.2 (Interim reports) is accompanied by a Compliance Certificate signed by the chief executive officer and chief financial officer of the Company.
16.5	Other financial information
(a)	The Company must supply to the Lender:
(i)	all documents despatched by the Company to its shareholders (or any class of them), which are reasonably relevant in the context of this Agreement or by it to its creditors generally at the same time as they are despatched;

(ii)	promptly upon becoming aware of them, details of each litigation, arbitration or administrative proceeding which is current, threatened or pending and which could, if adversely determined, have a Material Adverse Effect; and

(iii)	promptly on request, such further information about the business and financial condition of the Group as the Lender may reasonably require.
(b)	Nothing in this Clause obliges the Company to provide any information to the Lender which it is prevented from disclosing (without giving that information to all its shareholders at the same time) by any rule of any recognised international stock exchange upon which the Company’s equity or debt securities are listed at the relevant time or by any confidentiality agreement with a third party.

16.6	Notification of Default
(a)	The Company must notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly on request by the Lender, the Company must supply to the Lender a certificate, signed by the chief executive officer and the chief financial officer on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

17.	FINANCIAL COVENANT

17.1	Definitions
In this Clause:
Consolidated Net Interest Bearing Liabilities means, at any time:
(a)	the aggregate amount of all interest bearing obligations of the Group for or in respect of Indebtedness for Borrowed Money and including any such obligations allocated to interest bearing pensions but excluding any such obligation:
(i)	to any other member of the Group;

(ii)	under convertible debentures issued in relation to employee incentive programs;

(iii)	that is a Subordinated Obligation; and

(iv)	allocated to pension schemes in the U.K. up to a maximum aggregate amount of £30,000,000, minus
(b)	the aggregate amount of freely available cash (i.e. cash on hand and in banks) and cash equivalents held by any member of the Group (and so that no amount shall be excluded more than once), all determined on a consolidated basis.
Financial Quarter means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.
Major Acquisition means any acquisition by a member of the Group of a company or business having an enterprise value equal to or greater than €100,000,000 (or its equivalent). Where enterprise value means, in the case of a business, the market value of the assets acquired plus the Indebtedness for Borrowed Money and plus all net interest bearing obligations including any such obligations allocated to interest bearing pensions of that business acquired by a member of the Group, and in the case of a company the market value of the shares plus the Indebtedness for Borrowed Money of that company (plus all net interest bearing obligations including any such obligations allocated to interest bearing pensions).
Quarter Date means each of 31 March, 30 June, 30 September and 31 December.
Subordinated Obligation means a subordinated obligation of the Company incurred from time to time after the date of this Agreement:
(a)	issued pursuant to agreements or other instruments containing subordination provisions that are satisfactory in form and substance to the Lender; or

(b)	evidenced by an agreement or instrument that:
(i)	expressly provides that the payments of principal of and premium, if any, and interest thereon (including interest accruing at the contract rate after the commencement of any bankruptcy, insolvency or similar proceedings in respect of the Company, whether or not a claim for such accrued interest would be enforceable in such proceedings) and all other amounts due thereunder by the Company shall in any and all circumstances (including without limitation in a bankruptcy, insolvency or similar proceeding in respect of the Company) be subordinated and junior in right of payment to the prior payment in full of the Company’s obligations under this Agreement in cash; and
(ii)	has the following other subordination provisions (without limitation as to further, not inconsistent, provisions):
(A)	payments of principal on account of such obligation will not be permitted if and so long as a Default has occurred and is outstanding;

(B)	payments of interest on account of such obligation will be suspended if and so long as a Default has occurred and is outstanding; and

(C)	the beneficiary of such obligation expressly waives its right to initiate any bankruptcy, insolvency or similar proceedings in respect of the Company prior to the payment in full of the Company’s obligations under this Agreement in cash.
No agreement or instrument described in paragraph (b) shall be deemed to evidence a Subordinated Obligation unless and until the Lender shall have received an opinion of counsel of recognised standing in the jurisdiction of organisation of the Company at the time to the effect that the subordination provisions in such agreement or instrument comply with the requirements of paragraph (b) and that the subordination provision in subparagraph (b)(i) above will be enforced in a bankruptcy, insolvency or similar proceeding in respect of the Company in such jurisdiction.
Total Restricted Shareholder’s Equity means at any time the aggregate of the amounts paid up or credited as paid up on the issued share capital of the Company (other than any redeemable shares) and the aggregate restricted reserves of the Group including any amount credited to the share premium account and any capital redemption reserve fund.
Total Shareholder’s Equity means at any time the aggregate of the Total Restricted Shareholder’s Equity and the Total Unrestricted Shareholder’s Equity.
Total Unrestricted Shareholder’s Equity means at any time the aggregate of the amounts credited to the consolidated profit and loss account of the Group for the current financial year and the amount brought forward as the consolidated profit and loss account of the Group for the previous financial year but deducting any debit balance on the consolidated profit and loss account of the Group.
17.2	Financial testing
The financial covenant set out in this Clause shall be tested by reference to each of the financial statements and each Compliance Certificate delivered pursuant to Clause 16 (Information covenants).
17.3	Accounting terms
All accounting expressions which are not otherwise defined herein shall be construed in accordance with Reference Accounting Principles, save as otherwise agreed under Clause 16.3 (Requirements as to the financial statements).

17.4	Gearing
(a)	Subject to paragraph (b) below, the Company must ensure that the ratio of Consolidated Net Interest Bearing Liabilities to Total Shareholder’s Equity (the Gearing Ratio) does not at any time exceed 1.75 to 1.

(b)	The Gearing Ratio may exceed 1:75 to 1 for a period of up to four consecutive Financial Quarters following a Major Acquisition (an Exception Period) provided:
(i)	there are no more than two Exception Periods during the period from the date of this Agreement to the Termination Date; and

(ii)	there is an interval of at least one Financial Quarter in which the Gearing Ratio is not exceeded between those two Exception Periods.
18.	GENERAL COVENANTS

18.1	Maintenance of legal validity
The Company must obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws of its jurisdiction of incorporation to enable it lawfully to enter into and perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement.
18.2	Insurance
The Company shall procure that it and each member of the Group maintains insurances on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such an extent as is usual for companies carrying on a business such as that carried on by such member of the Group.
18.3	Environmental compliance
The Company shall ensure that it and each member of the Group shall comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same, breach of which (or failure to obtain, maintain or take which) might reasonably be expected to have a Material Adverse Effect.
18.4	Environmental claims
The Company must inform the Lender in writing as soon as reasonably practicable upon becoming aware of the same if any Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group in any case where such claim would be reasonably likely to have a Material Adverse Effect or of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group in any case where such claim would be reasonably likely, if determined against such member of the Group, to have a Material Adverse Effect.

18.5	Claims pari passu
The Company must ensure that at all times the claims of the Lender against it under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.
18.6	Negative pledge
The Company will not and will not permit any Subsidiary of it to create or permit to subsist any Encumbrance upon or with respect to any property, whether now owned or hereafter acquired, other than:
(a)	an Encumbrance in respect of property of the Company or a Subsidiary of it existing as at 31 December 2007 and described in Schedule 5 (Existing Encumbrances as at 31 December 2007);

(b)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements or any Encumbrance created in connection with the establishment of cash-pooling arrangements between members of the Group;

(c)	any Encumbrance arising by operation of law;

(d)	any Encumbrance over or affecting any asset acquired by a member of the Group after the date of this Agreement if:
(i)	the Encumbrance is not created in contemplation of such acquisition,

(ii)	the principal amount secured is not increased in contemplation of or after such acquisition; and

(iii)	such Encumbrance is removed or discharged within six months of the date of such acquisition or no later than 12 months of the date of such acquisition where such longer period is required to prevent any member of the Group from incurring any substantial cost which would otherwise arise as a result of such removal or discharge;
(e)	any Encumbrance over or affecting any asset of any person that becomes a Subsidiary of the Company after the date of this Agreement, provided that
(i)	such Encumbrance is created prior to the date on which that person becomes a Subsidiary and not in contemplation of that person becoming a Subsidiary;

(ii)	the principal amount secured is not increased in contemplation of or after the acquisition of that person; and

(iii)	such Encumbrance is removed or discharged within six months of the date of acquisition of that person or no later than 12 months of the date of such acquisition where such longer period is required to prevent any member of the Group from incurring any substantial cost which would otherwise arise as a result of such removal or discharge;
(f)	any retention of title to goods supplied to a member of the Group in the ordinary course of the Group’s business operations;

(g)	an Encumbrance given by a Subsidiary to the Company or to a wholly-owned Subsidiary;

(h)	any Encumbrance which has the prior approval of the Lender in writing;

(i)	any Encumbrance given in substitution for any Encumbrance permitted under paragraphs (a), (b), (c), (f), (g) and (h) above in respect of the same asset, provided that the maximum amount secured by each Encumbrance does not increase; and

(j)	any other Encumbrance provided that the principal amount of which (when aggregated with the principal amount of any other Indebtedness for Borrowed Money and other obligations which have the benefit of a Encumbrance not permitted under paragraphs (a) through (i) above) does not exceed 5 per cent. of Consolidated Total Assets as at the end of the immediately preceding financial year (and provided further that no amount shall be counted more than once). For such purposes, the principal amount in the case of any Encumbrance securing an obligation other than Indebtedness for Borrowed Money is deemed to be the greater of fair market value and book value of the affected assets.
18.7	Loans and guarantees
(a)	Except as provided below, the Company must not and must ensure that no Material Subsidiary shall make any loans, grant any credit or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person.

(b)	Paragraph (a) does not apply to the making of any loans, granting of any credit or giving of any guarantee or indemnity or the voluntary assumption of any liability:
(i)	required by the Finance Documents;

(ii)	in the ordinary course of business of the Group;

(iii)	for the purpose of the acquisition or disposal of fixed assets and/or shares by any member of the Group;

(iv)	for the benefit of another member of the Group or in respect of any obligation of another member of the Group; or

(v)	the amount of which (when aggregated with any other loans, credit, guarantee or liability not allowed under the preceding subparagraphs) does not exceed €10,000,000 (or its equivalent).

18.8	Disposals
The Company will not and will not permit any Subsidiary of it to, either in a single transaction or in a series of transactions, whether related or not and whether voluntary or involuntary, sell, lease, transfer or otherwise dispose of (collectively a Disposal) any of its assets unless, after giving effect to such proposed Disposal, the aggregate book value of all assets of the Group that were the subject of a Disposal during the period commencing on the date of this Agreement and ending on the date of such proposed Disposal does not exceed 20 per cent. of Consolidated Total Assets as at the end of the financial year immediately preceding such proposed Disposal, provided that the following Disposals shall not be taken into account for purposes of such calculation:
(a)	any Disposal in the ordinary course of business;

(b)	any Disposal by any Subsidiary to the Company or a wholly-owned Subsidiary of the Company;

(c)	any Disposal by the Company of shares of a wholly-owned Subsidiary to another wholly-owned Subsidiary which is made in connection with a solvent re-organisation of the Group or any part of the Group;

(d)	any Disposal for fair market value on arms length terms by the Company to a Subsidiary;

(e)	any Disposal with the prior approval of the Lender in writing;

(f)	any Disposal for fair market value on arms length terms of an asset acquired by a member of the Group, which in the reasonable opinion of the Company is not required for the purposes of the business of the Group or which Disposal is required to comply with any order, decree or ruling of:
(i)	any governmental authority; or

(ii)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, the European Union, in each case applicable to the Company or any Subsidiary, provided that such Disposal is made within 365 days after the acquisition of such asset;
(g)	any Disposal otherwise permitted under this Agreement;

(h)	any Disposal of cash or in kind to its shareholders being a lawful dividend;

(i)	any Disposal for fair market value on arms length terms of accounts receivables on a non-recourse basis in connection with a securitisation programme, provided that the aggregate size of all such programmes shall not at any time exceed SEK 1,500,000,000; and

(j)	any Disposal for fair market value on arms length terms in connection with the establishment of a joint venture with any third party (where the interest of the Company or a Subsidiary of it in the joint venture is at least 50 per cent.), provided that the aggregate value of all Disposals made in connection with such joint ventures shall not exceed SEK 1,000,000,000.

For purposes of calculation of the 20 per cent. limit set forth in the first paragraph above, any shares of a Subsidiary that are the subject of a Disposal (including without limitation pursuant to an issuance of shares by such Subsidiary other than to the Company or a wholly-owned Subsidiary) shall be valued at the aggregate net book value of the assets of such Subsidiary multiplied by a fraction of which the numerator is the aggregate number of shares of such Subsidiary issued or disposed of in such Disposal and the denominator is the aggregate number of shares of such Subsidiary outstanding immediately prior to such Disposal.
18.9	Mergers
The Company shall ensure that neither it nor any Material Subsidiary shall merge or consolidate with any other person, enter into any demerger, transaction or participate in any other type of corporate reconstruction save (in the case of a Material Subsidiary) for any solvent intra-Group reorganisation.
18.10	Subsidiary Indebtedness for Borrowed Money
The Company will not at any time permit any Subsidiary (other than Getinge Treasury AB) to create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness for Borrowed Money other than:
(a)	Indebtedness for Borrowed Money existing as at 31 December 2007 and disclosed in Schedule 6 (Existing Subsidiary Indebtedness for Borrowed Money as at 31 December 2007), and any Indebtedness for Borrowed Money extending the maturity of, or refunding or refinancing the same, provided that the principal amount of such Indebtedness for Borrowed Money shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing;

(b)	Indebtedness for Borrowed Money incurred with the prior approval of the Lender in writing;

(c)	Indebtedness for Borrowed Money owed to the Company or a wholly-owned Subsidiary;

(d)	Indebtedness for Borrowed Money of a person outstanding at the time such person becomes a Subsidiary provided that:
(i)	such Indebtedness for Borrowed Money shall not have been incurred in contemplation of such person becoming a Subsidiary;

(ii)	the principal amount thereof is not increased; and

(iii)	such Indebtedness for Borrowed Money is discharged within six months of the date such person becomes a Subsidiary or no later than 12 months of the date such person becomes a Subsidiary where such longer period is required to prevent any member of the Group from incurring any substantial cost which would otherwise arise as a result of such discharge;

(e)	Indebtedness for Borrowed Money incurred under the Finance Documents; and

(f)	other Indebtedness for Borrowed Money, provided that the aggregate outstanding principal amount of Indebtedness for Borrowed Money of all Subsidiaries (other than Getinge Treasury AB) (other than Indebtedness for Borrowed Money permitted by paragraphs (a), (b), (c) and (d) above) does not at any time exceed 20 per cent. of Consolidated Net Interest Bearing Liabilities (as defined in Clause 17 (Financial covenant).
18.11	Know your customer
The Company shall promptly upon the request of the Lender (and in any event within 90 days of such request) supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any prospective new Lender) in order for the Lender or any prospective new Lender to carry out and be satisfied with the results of all necessary know your customer requirements in relation to the transactions contemplated in the Finance Documents.
18.12	Acquisitions
Save for the Acquisition, the Company will not perform any acquisition of a company or business having an enterprise value equal to or greater than EUR 50,000,000 (or its equivalent) prior to the repayment in full of the this Facility without the prior consent of the Lender, such consent not to be unreasonably withheld or delayed.
18.13	Equity Issue
(a)	The Company shall take such actions that are available to it and appropriate under applicable law to prepare and suggest to a shareholders meeting of the Company to decide upon the Equity Issue no later than three months after the Initial Closing Date.

(b)	The Company shall provide the Lender with a copy of the Equity Issue Guarantee as soon as it has been received by the Company.
18.14	Offer indemnity
(a)	In this Subclause, relevant litigation means any litigation proceeding, arising, pending or threatened against the Lender in connection with or arising directly out of any Finance Document or the Offer (whether or not made).

(b)	The Company must indemnify the Lender against any direct loss or liability which the Lender incurs as a consequence of any relevant litigation, unless it is caused by the negligence or wilful misconduct of the Lender.

(c)	The Lender must notify the Company promptly upon becoming aware, and in reasonable detail, of any relevant litigation and must keep the Company informed of its progress.

(d)	The Lender must conduct any relevant litigation in good faith and will give careful consideration to the views of the Company in relation to the appointment of professional advisers and the conduct of the litigation taking into account (to the extent practicable) both its interests and the interests of the Company.

(e)	The Lender may only concede or compromise any claim in respect of any relevant litigation if it has consulted in good faith with the Company before so doing.

(f)	Notwithstanding paragraphs (c) to (e), the Lender is not required to disclose to the Company any matter in respect of which it is under a duty of non-disclosure or which is subject to any attorney/client privilege.

(g)	The Company must keep confidential any information disclosed by the Lender to it under this Subclause.
18.15	Proxy statement
The Company shall ensure that the Target Company files a proxy statement to the SEC (if required).
18.16	Certificate of Merger
The Company shall file a Certificate of Merger in relation to the Acquisition promptly following the Final Closing Date.
18.17	Merger Completion
If the Company shall own, directly or indirectly, at least 90 per cent of the outstanding shares of each class of capital stock of the Target Company and is entitled to vote on the adoption of the Merger Agreement under the applicable law, the Company shall cause the merger contemplated by the Merger Agreement to become effective as promptly as practicable, without a meeting of stockholders of the Target Company, in accordance with applicable law.
19.	DEFAULT

19.1	Events of Default
Each of the events set out in this Clause is an Event of Default.
19.2	Failure to pay
The Company fails to pay any sum due from it under any Finance Document at the time, in the currency and in the manner specified herein, unless such failure to pay is caused by technical or administrative errors and payment is made within three Business Days of the due date.
19.3	Misrepresentation
Any representation or statement made or deemed to be made by the Company in any Finance Document or in any notice or any document, certificate or statement delivered by it pursuant to any Finance Document or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
19.4	Financial covenant and general covenants
(a)	At any time any of the requirements of Clause 17 (Financial covenant) and Clause 18.9 (Mergers) are not satisfied.

(b)	The Company fails duly to comply with Clause 18 (General covenants) (other than Clause 18.9 (Mergers)) and such failure, if capable of remedy, is not remedied within 15 Business Days after the earlier to occur of the Company becoming aware of the failure or the Lender giving notice thereof to the Company.

19.5	Other obligations
The Company fails duly to perform or comply with any other obligation expressed to be assumed by it in any Finance Document and such failure, if capable of remedy, is not remedied within 30 days after the earlier to occur of the Company becoming aware of the failure or the Lender giving notice thereof to the Company.
19.6	Cross-default
Any Financial Indebtedness of any member of the Group is not paid when due or in any applicable grace period, any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity due to a default thereunder, any commitment for its Financial Indebtedness is cancelled or suspended by a creditor of any member of the Group by reasons of default howsoever described or any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity by reasons of default howsoever described, provided that it shall not constitute an Event of Default if the aggregate amount of all such Financial Indebtedness is less than €10,000,000 or its equivalent.
19.7	Insolvency and rescheduling
The Company or any Material Subsidiary is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to a moratorium or general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors.
19.8	Winding-up
The Company or any Material Subsidiary takes any corporate action or other steps are taken or legal proceedings are started which are not presented frivolously or vexatiously for its winding-up, dissolution, administration or re-organisation (whether by way of voluntary arrangement, scheme of arrangement or otherwise, save for, in the case of a Material Subsidiary, any pursuant to a solvent intra-Group re-organisation) or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets.
19.9	Execution or distress
Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any material part of, the property, undertaking or assets of the Company or any Material Subsidiary or any event occurs which under the laws of any jurisdiction has a similar or analogous effect.
19.10	The Group’s business
The Company or any Material Subsidiary ceases to carry on the business it carries on at the date hereof (save for, in the case of a Material Subsidiary, pursuant to a solvent intra-Group reorganisation).
19.11	Repudiation
The Company repudiates this Agreement or does or causes to be done any act or thing evidencing an intention to repudiate this Agreement.

19.12	Illegality
At any time it is or becomes unlawful for the Company to perform or comply with any or all of its obligations hereunder or any obligations of the Company hereunder are not or cease to be legal, valid, binding and enforceable.
19.13	Acceleration and cancellation
Upon the occurrence of an Event of Default and as long as it is outstanding, the Lender may by written notice to the Company:
(a)	declare all or any part of the Loans to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Company hereunder) or declare all or any part of the Loans to be due and payable on demand of the Lender; and/or

(b)	declare that the Commitment shall be cancelled.
19.14	Loans due on demand
If, pursuant to this Clause, the Lender declares all or any part of the Loans to be due and payable on demand of the Lender, then, and at any time thereafter, the Lender may, by written notice by way of letter to the Company:
(a)	require repayment of all or such part of the Loans on such date as it may specify in such notice (whereupon the same shall become due and payable on the date specified together with accrued interest thereon and any other sums then owed by the Company hereunder) or withdraw its declaration with effect from such date as it may specify; and/or

(b)	declare that the Commitment shall be cancelled, whereupon the same shall be cancelled and the Commitment of each Lender shall be reduced to zero.
19.15	Length of Interest Periods
If, pursuant to this Clause, the Lender declares the Loans to be due and payable on demand of the Lender, the Interest Period in respect of any such Loan shall, if the Lender subsequently demands payment before the scheduled repayment date of such Loan (being its then current Interest Payment Date), be deemed (except for the purposes of Clause 22.3 (Break Costs) to be of such length that it ends on the date that such demand is made
19.16	Clean-up Period
If during a period of 90 days from the Initial Closing Date a matter or circumstance exists in respect of the Target Company or any of its Subsidiaries which would otherwise constitute a Default or Event of Default, then such matter or circumstance will not constitute a Default or Event of Default until after the end of such period.
20.	EVIDENCE AND CALCULATIONS
20.1	Accounts
Accounts maintained by the Lender in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

20.2	Certificates and determinations
Any certification or determination by the Lender of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.
20.3	Calculations
Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Lender determines is market practice.
21.	FEES

21.1	Commitment fee
(a)	The Company shall pay to the Lender a commitment fee in USD computed at the rate of 35 per cent. of the Margin, calculated on the undrawn, uncancelled amount of the Commitment for the Availability Period. The commitment fee shall accrue on and from the date of this Agreement.

(b)	The accrued commitment fee is payable quarterly in arrear and on the last day of the Availability Period and on the cancelled amount of the Commitment at the time the cancellation is effective.
21.2	Arrangement fee
The Company shall pay to the Lender an arrangement fee in the amount and at the time agreed in the Mandate Letter.
21.3	Extension fee
The Company must pay to the Lender a fee of 0.025 per cent. calculated on the outstanding Loans if the extension option under Clause 7.11 (Extension Option) is exercised. The extension fee is payable 10 Business Day following the extension of the Termination Date.

22.	INDEMNITIES AND BREAK COSTS
22.1	Currency indemnity
(a)	The Company must, as an independent obligation, indemnify the Lender against any loss or liability which the Lender incurs as a consequence of:
(i)	the Lender receiving an amount in respect of the Company’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order, in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.
(b)	Unless otherwise required by law, the Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.
22.2	Other indemnities
(a)	The Company must indemnify the Lender against any loss or liability which the Lender incurs as a consequence of:
(i)	the occurrence of any Event of Default;

(ii)	any failure by the Company to pay any amount due under a Finance Document on its due date;

(iii)	(other than by reason of negligence or default by the Lender) a Loan not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment.
(b)	The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

(c)	The Company must indemnify the Lender against any loss or liability incurred by the Lender, acting reasonably as a result of:
(i)	investigating any event which the Lender reasonably believes to be a Default; or

(ii)	acting or relying on any notice which is given by the Company and which the Lender reasonably believes to be genuine, correct and appropriately authorised.

22.3	Break Costs
(a)	The Company must pay to the Lender its Break Costs.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:
(i)	the interest which the Lender would have received for the period from the date of receipt of any part of a Loan or an overdue amount to the last day of the applicable Interest Period for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Interest Period;
exceeds
(ii)	the amount which the Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period.
(c)	The Lender must supply to the Company details of the amount of any Break Costs claimed by it under this Subclause.
23.	EXPENSES
23.1	Subsequent costs
The Company must pay to the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:
(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of the Company or specifically allowed by this Agreement.
23.2	Enforcement costs
The Company must pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
24.	CHANGES TO THE PARTIES
24.1	Assignments and transfers by the Company
The Company may not assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of the Lender.
24.2	Assignments and transfers by Lenders
(a)	The Lender (the Existing Lender) may, subject to the following provisions of this Subclause, at any time assign or transfer any of its rights and obligations under this Agreement to any other bank or financial institution or to a trust fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

(b)	The consent of the Company is required for any assignment or transfer unless the New Lender is an Affiliate of the Lender. The consent of the Company must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Company is given notice of the request unless it is expressly refused by the Company within that time.

(c)	The consent of the Company will not be required for any assignment or transfer by the Lender while an Event of Default is outstanding.

(d)	A transfer of obligations will be effective only if the New Lender confirms to the Lender and the Company in form and substance satisfactory to the Lender that it is bound by the terms of this Agreement as the Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(e)	In addition to paragraph (d) above, a transfer of obligations will be effective only upon the Lender’s satisfaction with the results of all know your customer requirements in relation to the transfer to such New Lender.

(f)	Unless the Lender otherwise agrees, the New Lender must pay to the Lender for its own account, on or before the date any assignment or transfer occurs, a fee of €1,000 provided that no such fee shall be payable by a New Lender which is an Affiliate of the Lender.

24.3	Procedure for transfer
(a)	In this Subclause:
Transfer Date means, for a Transfer Certificate, the later of:
(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Existing Lender and the New Lender executes that Transfer Certificate.
The Existing Lender and the New Lender must execute as soon as reasonably practicable a Transfer Certificate.
(b)	On the Transfer Date:
(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.

24.4	Limitation of responsibility of Existing Lender
(a)	Unless expressly agreed to the contrary, the Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:
(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document, and any representations or warranties implied by law are excluded.
(b)	The New Lender confirms to the Existing Lender that it:
(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.
(c)	Nothing in any Finance Document requires the Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by the Company of its obligations under any Finance Document or otherwise.
24.5	Costs resulting from change of Lender or Facility Office
If:
(a)	the Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to pay a Tax Payment or an Increased Cost, then, unless the assignment, transfer or change is made by the Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or right to be prepaid and/or cancelled by reason of illegality, the Company need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.
24.6	Affiliates of the Lender
(a)	The Lender may fulfil its obligations in respect of any Loan through an Affiliate if:
(i)	the relevant Affiliate is specified in this Agreement as the Lender or becomes the Lender by means of a Transfer Certificate in accordance with this Agreement; and

(ii)	the Loans in which that Affiliate will participate are specified in this Agreement or in a notice given by that Lender to the Company.
(b)	In this event, the Lender and the Affiliate will participate in Loans in the manner provided for in subparagraph (ii) above.

(c)	If paragraph (a) above applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.
25.	DISCLOSURE OF INFORMATION
The Lender may disclose to:
(a)	any person to (or through) whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations hereunder;

(b)	any person with (or through) whom the Lender enters into (or may potentially enter into) any subparticipation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Company;

(c)	any person to whom information may be required to be disclosed by any applicable law; or

(d)	to its professional advisors and accountants,
such information about the Company or the Group and this Agreement as the Lender shall consider appropriate provided that in relation to paragraphs (a) and (b) above the person to whom such information is to be given has entered into a Confidentiality Undertaking.
26.	SET-OFF
The Lender may set off any matured obligation due from the Company under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
27.	SEVERABILITY
If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:
(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.
28.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

29.	NOTICES
29.1	In writing
(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by post or by fax.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

29.2	Contact details
(a)	The contact details of each Party for all communications in connection with the Finance Documents are those specified below.

(b)	The contact details of the Company for this purpose are:

Address:	P.O. Box 69
SE 310 44 Getinge
Sweden
E-mail	peter.hjalmarson@getinge.com

Fax number:	(+46) 35 15 56 40
Attention:	Group Treasurer
(c)	The contact details of the Lender for this purpose are

Address:	Skandinaviska Enskilda Banken AB (publ)

Attention: Structured Credits Operations

Rissneleden 110

SE-106 40 STOCKHOLM

Sweden

E-mail	mbosfo@seb.se

Fax number:	+46 8 611 03 84
(d)	Any Party may change its contact details by giving five Business Days’ notice to the other Party.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.
29.3	Effectiveness
(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:
(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.
30.	LANGUAGE
(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:
(i)	in English; or

(ii)	(unless the Lender otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.
31.	GOVERNING LAW
This Agreement is governed by Swedish law.
32.	ENFORCEMENT
32.1	Jurisdiction
(a)	Subject to paragraph (b) below, the courts of Sweden have exclusive jurisdiction over matters arising out of or in connection with this Agreement. The City Court of Stockholm (Sw: Stockholms tingsrätt) shall be court of first instance.

(b)	The submission to the jurisdiction of Swedish courts shall not limit the right of the Lender to take proceedings against the Company in any court which may otherwise exercise jurisdiction of the Company or any of its assets.
32.2	Waiver of immunity
The Company irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought by the Lender against the Company in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
CONDITIONS PRECEDENT DOCUMENTS
TO BE DELIVERED BEFORE THE FIRST REQUEST
The Company
1.	A copy of the constitutional documents of the Company.

2.	A copy of a resolution of the board of directors of the Company approving the terms of, and the transactions contemplated by, this Agreement.
Other documents and evidence
3.	An executed copy of this Agreement.

4.	Copy of the executed Merger Agreement.

5.	Confirmation from the Company that all the conditions in the Merger Agreement have been met or waived by the Company, that more than 50 per cent of all the shareholders in the Target Company, of capital and votes, have accepted the Offer and that the Company will pursue the Acquisition in respect to such shareholders that have accepted the Offer

6.	Evidence that all fees and expenses then due and payable from the Company under this Agreement have been or will be paid by the first Utilisation Date.

7.	The Original Financial Statements of the Company.

SCHEDULE 2
PART I
FORM OF REQUEST

To:	SEB

From:	GETINGE AB

Date:	[ ]
GETINGE AB (publ) — USD 865,000,000 Term Credit Agreement
dated 15 September 2008 (the Agreement)
1.	We refer to the Agreement. This is a Request.

2.	We wish to borrow a Loan on the following terms:
(a)	Utilisation Date: [ ]

(b)	Amount in USD: [ ]

(c)	Interest Period: [ ].
3.	Our payment instructions are: [ ].

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	This Request is irrevocable.
GETINGE AB (publ)
By:

SCHEDULE 2
PART II
FORM OF SELECTION NOTICE

To:	SKANDINAVISKA ENSKILDA BANKEN AB (publ)

From:	GETINGE AB (publ)

Date:	[·]
GETINGE AB (publ) — USD 865,000,000 Credit Agreement
dated 15 September 2008 (the Agreement)
1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning herein.

2.	We refer to the following Loan(s) in USD [·] with an Interest Period ending on [·].

3.	We request that the next Interest Period for the above Loan(s) is [·].

4.	This Selection Notice is irrevocable.
Yours faithfully
GETINGE AB (publ)
________________________
By:

SCHEDULE 3
CALCULATION OF THE MANDATORY COST
1.	General

(a)	The Mandatory Cost is to compensate the Lender for the cost of compliance with the requirements of the European Central Bank.

(b)	The Mandatory Cost is expressed as a percentage rate per annum.

(c)	The Mandatory Cost is the rate calculated by the Lender in accordance with this Schedule and notified to the Company on the first day of a Interest Period.

2.	For the Lender lending from a Facility Office in Sweden

(a)	The relevant rate for the Lender lending from a Facility Office in Sweden is the percentage rate per annum notified by the Lender to the Company as its cost of complying with the minimum reserve requirements of the European Central Bank.

(b)	If the Lender fails to specify a rate under paragraph (a) above, the Company will assume that the Lender has not incurred any such cost.

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE

To:	SEB

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:	[ ]
GETINGE AB (publ) — USD 865,000,000 Term Credit Agreement
dated 15 September 2008 (the Agreement)
We refer to the Agreement. This is a Transfer Certificate.
1.	The Existing Lender transfers to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the Interest Periods of the Agreement.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	This Transfer Certificate is governed by Swedish law.
THE SCHEDULE
Rights and obligations to be transferred
[insert relevant details, including applicable Commitment (or part)]
Administrative details of the New Lender
[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

SCHEDULE 5
EXISTING ENCUMBRANCES AS AT 31 DECEMBER 2007

Details of encumbrance	Maximum principal amount secured (SEK)

Ownership Retention	59,000,000

Ownership Retention	8,000,000

Pledged Assets	0

Total:	67,000,000

SCHEDULE 6
EXISTING SUBSIDIARY INDEBTEDNESS FOR BORROWED MONEY AS AT 31 DECEMBER 2007

Amount
(in thousands in MSEK)
Long-Term Loans

Arjo Med AB Ltd	1,678

Maquet SA	43,588

La Calhène France	9,085

Maquet Getinge KK	28,600

Huntleigh Japan	972

Total	83,923

Short-Term Loans

La Calhène France	3,590

Getinge Shanghai Trading Co Ltd	3,880

Maquet Poland	1,368

Huntleigh Properties UK	51,414

Huntleigh Japan	372

Huntleigh Netherlands	142

Huntleigh Poland	5,823

Total	66,589

SCHEDULE 7
FORM OF COMPLIANCE CERTIFICATE

To:	SEB

From:	GETINGE AB (publ)

Date:	[ ]
GETINGE AB (publ) — USD 865,000,000 Term Credit Agreement
dated 15 September 2008 (the Agreement)
1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as at [relevant testing date] the ratio of Consolidated Net Interest Bearing Liabilities to Total Shareholder’s Equity was [ ] to 1.

3.	We set out below calculations establishing the figure in paragraph 2 above:

[ ].

4.	We confirm that the following companies were Material Subsidiaries at [relevant testing date]:

Percentage of Net Total Assets
against Consolidated Total
Material Subsidiary	Net Total Assets	Assets

[ ]	[ ]	[ ]

Total percentage:
GETINGE AB (publ)
By:

SIGNATORIES
The Company
GETINGE AB (publ)
By: /s/  Peter Hjalmarson
The Lender
SKANDINAVISKA ENSKILDA BANKEN AB (publ)
By: /s/ Else Ingelorm
       /s/ Susanna Berglund